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Appendix B

Code of Ethics

del Rey is confident that its officers, Board of Managers members, and employees act with integrity and good faith.  del Rey recognizes, however, that personal interests may conflict or appear to conflict with the interests of the Adviser’s clients’ accounts where officers, Directors or employees:

•      know about the accounts’ present or future portfolio transactions; or

•      have the power to influence the accounts’ portfolio transactions; and

•      engage in Securities transactions for their personal account(s).

In an effort to prevent any conflicts from arising and in accordance with Rule 17j-1 under the IC Act and Rule 204A-1 of the Advisers Act, del Rey has adopted this code of ethics (the “Code”) to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures.  (Definitions of underlined terms are included).

I.              About this Code of Ethics

A.            Who is Covered by the Code?

•      All del Rey officers;

•      All del Rey Board of Managers members; and

•      All del Rey employees.

B.            What Rules Apply to Me?

This Code sets forth specific prohibitions regarding Securities transactions.  All officers, Board of Managers members and employees of del Rey are considered both Access Persons and Investment Personnel.  As such, all of the prohibitions and restrictions contained in this Code are universally applicable.

II.            Statement of General Principles

In recognition of the trust and confidence placed in del Rey by clients, and because del Rey believes that its operations should benefit clients, del Rey has adopted the following universally applicable principles:

1.             The interests of clients are paramount and always come before the interests of the firm or its officers, Board of Managers members or employees.

2.             Access Persons must accomplish all personal securities transactions in a manner that avoids a conflict between personal interests and those of clients.

3.             Access Persons must avoid actions or activities that allow such person or his/her family to benefit from a position with del Rey or its affiliates, or that bring into question independence or judgment.

III.           Prohibitions and Restrictions Applicable to del Rey

A.            Prohibition Against Fraud, Deceit and Manipulation.

You cannot, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by client accounts:

1.             employ any device, scheme or artifice to defraud Client accounts;

2.             make to client accounts any untrue statement of a material fact or omit to state to clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.             engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon clients ; or

4.             engage in any manipulative practice with respect to clients .

B.            Limits on Accepting or Receiving Gifts.

Access persons cannot accept or receive any gift or entertainment of more than de minimis value, $500.00, from any person or entity in connection with a client’s (or any series thereof) entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of clients during any calendar year.  Persons receiving gifts or entertainments from such sources of over $100.00 during any calendar year must report them in writing promptly to the CCO or his designee.  Persons receiving gifts or entertainment from such sources of $500.00 must receive written pre-clearance from the CCO or his designee.

The CCO will maintain a list (either hard or electronic) of those person whom have received gifts or entertainments, the value of the gift or entertainments, the date of the gift or entertainments and the individual or entity that gave the gift or entertainments.  In addition, evidence of approvals for gifts or entertainments valued at $500.00 will also be maintained in the file.

C.            Procedures Regarding Personal Trading

1.             Pre-Clearance

In order to protect both del Rey and its employees from even the appearance of impropriety with respect to any personal transactions, del Rey requires written pre-clearance of purchases and sales of:

(i)            all Publicly Traded Securities (except as noted below) that are or will be held in an Access Person’s Personal Account, and

(ii)           all Limited Offerings or IPOs that are or will be beneficially owned by its Access Persons.

del Rey proprietary accounts are excluded from the pre-clearance requirements relating to purchases and sales of Publicly Traded Securities, notwithstanding any beneficial ownership in such an account by any employee.  If you have any doubt as to whether the pre-clearance requirement applies to a particular security or transaction, you must check with the CCO before taking any action.

The pre-clearance requirement is satisfied upon receiving the CCO’s consent in writing or email.  Employees are REQUIRED to maintain a record of approvals for their personal record.  del Rey considers this pre-clearance process confidential and requires employees to not disclose any of this Confidential Information to any other party, including whether or not the request was approved, except as required by law or for appropriate business purposes.  Pre-clearance request can be sent to personaltrading@delreyglobal.com with a cc: to gwheeler@delreyglobal.com and phechmer@delreyglobal.com. When requesting a trade request please include the name of the security, the account(s) in which the security is to be executed, and whether the transaction is a buy or a sell.

As part of the pre-clearance process, each Access Person wishing to buy or sell a security for a Personal Account must first affirm that he or she is not in receipt of any material, nonpublic information that would affect the price of that security.  The Access Person must also agree to restore the related Personal Account to its pre-trade state using methods or procedures determined by the CCO (which may include, among other outcomes, the disgorgement or surrender of any proceeds, the canceling of unsettled trades, etc.) in the event that (i) del Rey executes a trade of the same security on behalf of a client within seven (7) business days of the granting of pre-clearance and (ii) the CCO determines that such action is appropriate.  Moreover, such securities purchased will be held for at least 90 days unless otherwise permitted by the CCO for emergency reasons.  (Please note that the 90 day hold period for a security applies across accounts and is determined on a LIFO basis).  Pre-clearance is not automatically granted for every trade.  Approval of a trade in a Personal Account means that, to the best of the CCO’s (or in the case of a transaction by the CCO, another appropriate party’s) knowledge:

•      the security is not then being considered for purchase or sale by del Rey for any client.  A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and documented;

•      if the security is currently held in a client portfolio, the employee has been encouraged, depending on their situation and objectives, to consider whether another security or transaction would be a more appropriate substitute;

•      if an Access Person wishes to sell a security he or she owned prior to the security becoming held in a client portfolio, the security is not in the process of being sold on behalf of the client, unless (1) such sales have been substantially completed during the prior trading day, or (2) the transaction in the Personal Account will be bundled with the trades placed on behalf of the client, in accordance with del Rey’s trade allocation procedures; and

•      the trade does not result in the employee taking a position in a security contrary to the position taken by del Rey for its client within the most recent 15-day period.

2.             Execution of Trades

The pre-clearance form must be approved on the day the Access Person intends to initiate a transaction and the trade must be executed by the end of that trading day as well.  If, for some reason, the trade is not executed in its entirety on the date of pre-clearance, this information must be communicated to the CCO and the pre-clearance process must begin anew for the remaining shares.  Again, pre-clearance request can be sent to personaltrading@delReyGlobal.com with a cc: to gwheeler@delreyglobal.com and phechmer@delreyglobal.com.  When requesting a trade request please include the name of the security, the account(s) in which the security is to be executed, and whether the transaction is a buy or a sell.

3.             Limited Investment Opportunities

Before an Access Person invests in a Limited Offering (e.g., a private placement, limited partnership (including hedge funds)) an Initial Public Offering (“IPO”) or any thinly traded public security (each, a “Limited Investment Opportunity”), the employee and del Rey must first consider whether or not the investment would be appropriate for any del Rey clients.  Therefore, prior to proceeding with any transaction through which an Access Person may possess or dispossess beneficial ownership of a Limited Investment Opportunity, regardless of whether or not such security will be or was held in the employee’s Personal Account, the employee must submit a request to the CCO and receive his approval.

The date on which the Limited Investment Opportunity is approved will generally be considered to be the trade date.  However, in cases where the trade date has not yet been finalized by the issuer or seller at the time that approval was sought, the employee should clearly indicate on the form that the trade date will be the date on which the seller or issuer finalizes the trade.  As long as the Limited Investment Opportunity Form is completed no earlier than 15 days preceding the closing date of the transaction, the employee will be considered to be in compliance with this Code.

1.             Restrictions on Transactions in del Rey Mutual Fund Shares

All purchases and sales of shares of del Rey Mutual Funds or Funds which are sub-advised by del Rey, for Employee-Related Accounts must be pre-cleared.  Employees may not sell shares of said Fund(s) until at least 90 days after the shares were purchased.  Waivers of this holding period requirement may be granted by the CCO in cases of compelling personal reasons.

2.             Exceptions to the Pre-clearance Requirements

The following types of transactions may, depending on the circumstances, be exempt from pre-clearance requirements but are still subject to the periodic reporting requirements of this Code (except as otherwise noted herein):

•      Non-Volitional Transactions. Transactions as to which an Access Person does not exercise investment discretion at the time of the transaction do not require pre-clearance.  For example, if a security owned by an employee is called by the issuer of that security, the transaction does not have to be pre-cleared and the security may be delivered without pre-clearance.  Similarly, if an option written by an employee is exercised, then the stock may be delivered pursuant to that option without pre-clearing the transaction.  However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared.  If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require preclearance.

•      Automated Investment Plans. Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan should be pre-cleared prior to the first purchase or upon initial employment when disclosing initial holdings  If an Access Person’s spouse or domestic partner participates in such a plan at his or her place of employment, the employee must pre-clear participation in the plan upon commencement of employment, or upon commencement of said party’s participation in the plan.

•      Tender Offers. Tendering shares pursuant to a public tender offer is subject to special rules.  If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (del Rey may be participating in the transaction on behalf of client accounts and an Access Person’s participation could reduce the number of shares able to be tendered on behalf of a client.)  In either case, tender offers must be reported on an employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

•      Allowable Securities.  The following securities are considered “Allowable Securities” for which transactions do not require pre-clearance: securities in accounts over which the Covered Person (or members of its Immediate Household) has no direct or indirect influence or control, open-end mutual funds registered in the U.S. or other foreign jurisdictions, U.S. government and agency securities (and the equivalent government and agency securities for Covered Persons or other persons bound by the Code of Ethics who are resident in non-U.S. locations), municipal securities, money market instruments (bank CDs, bankers acceptances, commercial paper, repurchase agreements and other high quality, short-term debt instruments), or closed-end mutual funds  and unit investment trusts.  For clarification purposes, high quality, short-term debt instruments include any instruments having a maturity, at issuance, of one year or less and which are rated in one of the highest categories by a nationally-recognized statistical rating organization, or which are unrated but are of comparable quality.  Other securities not specified herein may be deemed Allowable Securities upon review and approval by the CCO.

D.            Prohibition against Inappropriate Sharing of Information

Access Persons may not share sensitive information concerning trading strategy, investment terms, or valuation with unauthorized parties, including other employees of del Rey and its affiliates unless there is a business need-to-know and such communications have been cleared with the Advisor CCO.

IV.                Reporting Requirements

All officers, Directors and persons with access must comply with the reporting requirements set forth herein.  All such persons must report and disclose to the CCO the opening or closing of any securities trading accounts.

A.            Initial Holdings Report.

You must submit a listing of all Securities you beneficially own, as well as all of your securities accounts, as of the date you first become subject to this Code’s reporting requirements.  You must submit this list to the Review Officer upon employment and subject to this Code’s reporting requirements.  An Initial Holdings Report Form follows the Code.

B.            Annual Holdings Report.

Each year, you must submit to the Review Officer a listing of all Securities you beneficially own, as well as all of your securities accounts.  Your list must be current as of a date no more than 30 days before you submit the report.  An Annual Holdings Report Form is attached.

If you had no reportable transactions and did not open any securities accounts during the year, you are still required to submit a report.  Please note on your report that you had no reportable items during the year, and return it, signed and dated.

C.            Quarterly Transaction Reports.

1.     Each quarter, you must report all of your Securities transactions effected, as well as any securities accounts you established, during the quarter.  You must submit your report to the Review Officer no later than 30 days after the end of each calendar quarter.  A Quarterly Personal Securities Transactions Report Form is included.

2.     If you had no reportable transactions and did not open any securities accounts during the quarter, you are still required to submit a report.  Please note on your report that you had no reportable items during the quarter, and return it, signed and dated.

3.     You need not submit a Quarterly Transaction Report if the report would duplicate information contained in broker trade confirmations or account statements received by del Rey, provided that all required information is contained in the broker trade confirmations or account statements and is received by the Review Officer no later than 30 days after the end of the calendar quarter. Please see the Review Officer for more information about this reporting mechanism.

What Securities Transactions and Accounts Are Covered under the Quarterly Reporting Obligation?

You must report all transactions in Securities that: (i) you directly or indirectly beneficially own; or (ii) because of the transaction, you acquire direct or indirect beneficial ownership.  You must also report all of your accounts in which any securities were held for your direct or indirect benefit (this includes related proprietary mutual fund accounts).

What Securities and Transactions May Be Excluded from the Report?

You are not required to detail or list the following items on your reports:

1.             Purchases or sales effected for any account over which you have no direct or indirect influence or control;

2.             Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchased a Security issued by your employer;

3.             Purchases affected on the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, as long as you acquired these rights from the issuer, and sales of such rights;

4.             Purchases or sales which are non-volitional, including purchases or sales upon the exercise of written puts or calls and sales from a margin account pursuant to a bona fide margin call; and

5.             Purchases or sales of any of the following securities:

•              Direct obligations of the U.S. government;

•              Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

•              Unaffiliated open-end investment companies.

Transactions or holdings in Allowable Securities are not subject to any of the reporting obligations set forth in this Code.

V.            Review and Enforcement of this Code of Ethics

A.            Appointment of a Review Officer.

A review officer (the “Review Officer”) will be appointed by the CCO to perform the duties described in this Section V.  The current Review Officer is the Advisor CCO.

B.            The Review Officer’s Duties and Responsibilities.

1.             The Review Officer shall notify each person who becomes an Access Person of del Rey and who is required to report under this Code and their reporting requirements.

2.             The Review Officer or her designee will, on a quarterly basis, compare all reported personal Securities transactions with clients completed portfolio transactions and a list of Securities that were being considered for purchase or sale by the investment adviser for clients during the period to determine whether a Code violation may have occurred.  Before determining that a person has violated the Code, the Review Officer or her designee must give the person an opportunity to supply explanatory material.

3.             If the Review Officer or her designee finds that a Code violation may have occurred, or believes that a Code violation may have occurred, the Review Officer or her designee must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person associated with the possible violation, to the CCO and CEO.  The CCO and CEO will independently determine whether the person violated the Code.

4.             No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5.             The Review Officer will submit his or her own personal security reports pursuant to Section IV hereof to an Alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer’s reports.

C.            Resolution: Sanction(s).

If the CCO and the CEO determine or the review officer finds that a person has violated the Code, the CCO and CEO will approve a proposed resolution of the situation or, if appropriate, impose upon the person sanctions that the CCO and CEO deems appropriate.

Violations

Sanctions in connection with any violation of this Code shall be in the del Rey’s discretion taking into account the severity of the violation.

VI.           Recordkeeping

The Adviser will maintain records as set forth below.  These records will be maintained in accordance with Rule 31a-2 under the Investment Company of and Rule 204A-1 of the Investment Advisers Act.

1.             A copy of this Code and any other code adopted by del Rey, which is, or at any time within the past five years has been, in effect will be preserved in an easily accessible place.

2.             A record of any Code violation and of any sanctions taken will be preserved in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurred.

3.             A copy of each Initial Holdings Report, Quarterly Transaction Report, and Annual Holdings Report submitted under this Code, including any information provided in lieu of any such reports made under the Code, will be preserved for a period of at least five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place.

4.             A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, or who are or were responsible for reviewing these reports, will be maintained in an easily accessible place.

5.             A copy of each annual report required by Section VI of this Code must be maintained for at least five years from the end of the fiscal year in which it is made, for the first two years in any easily accessible place.

6.             A record of any decision and the reasons supporting the decision, to approve the acquisition of securities acquired in an IPO or limited offering, must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

VII.         Miscellaneous

A.            Confidentiality.  All reports and other information submitted to del Rey pursuant to this Code will be treated as confidential, provided that such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

B.            Interpretation of Provisions.  The Advisor CCO may from time to time adopt such interpretations of this Code as it deems appropriate.

C.            Compliance Certification.  Within 10 days of becoming an access person of the adviser, and each year thereafter, each such person must complete the Compliance Certification, attached.

VIII.        Definitions

The definitions and terms used in this Code of Ethics are intended to have the same meaning as provided in the Advisers Act and other applicable federal securities laws.  If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, you should follow the definitions and meanings in the Advisers Act or other federal securities laws, as applicable.

Access person means:

•      any officer or advisory representative of del Rey;

•      any employee of del Rey (or of any company in a control relationship to del Rey); and

•      any natural person in a control relationship to the client or its investment adviser, who obtains information concerning recommendations made to the client with regard to the purchase or sale of Securities by clients.

Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder.  You should generally consider yourself the “beneficial owner” of any Securities in which you have a direct or indirect pecuniary interest.  In addition, you should consider yourself the beneficial owner of Securities held by your spouse, your minor children, a relative who shares your home, or other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.

Control means the same as it does under Section 2(a)(9) of the 1940 Act.  Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company.  The facts and circumstances of a given situation may counter this presumption.

High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.

Initial public offering (IPO) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of section 13 or section 15(d) of the Securities Exchange Act of 1934.

Investment personnel mean any employees of the investment adviser who, in connection with his or her regular duties, makes or participates in making recommendations regarding the purchase or sale of Securities by a client.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).

Adviser officers mean any person appointed by the CEO or the Board of Managers and authorized to act on behalf of del Rey.

Chief Compliance Officer or Advisor CCO means Gerald W. Wheeler

Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

Security means the same as it does under Section 2(a)(36) of the IC Act, except that it does not include direct obligations of the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements.  A Security held or to be acquired by any client account means (A) any Security that within the most recent 15 days, (i) is or has been held by a client, or (ii) is being or has been considered by the adviser or sub-adviser for purchase by clients; and (B) any option to purchase or sell, and any Security convertible into or exchangeable for any Security.

A Security is being purchased or sold by a client from the time a purchase or sale program has been communicated to the person who places buy and sell orders for clients until the program has been fully completed or terminated.

A Security is being considered for purchase or sale by a client when a Security is identified as such by del Rey to clients.